                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                               (Amendment No. 3)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only [as permitted by Rule 14z-6(e)(2)]
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                       APPLIED CELLULAR TECHNOLOGY, INC.
                (name of Registrant as Specified In Its Charter)

                                       --
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a6(i)(1), 14a6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant Exchange Act Rule
14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1)  Title of each class of securities to which transaction applies:
      2)  Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      4)  Proposed maximum aggregate value of transaction:
      5)  Total fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount Previously Paid:
      2)  Form, Schedule or Registration Statement No.:
      3)  Filing Party:
      4)  Date Filed:

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                      THIS PROXY IS SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
               APPLIED CELLULAR TECHNOLOGY, INC. (the "Company")

Richard J. Sullivan is hereby authorized to represent and to vote the shares of the undersigned in the Company at an Annual Meeting (hereinafter referred
to as "Annual Meeting") of Stockholders to be held on June     , 1996 and at
any adjournment as if the undersigned were present and voting at the meeting.
NOTE:  CUMULATIVE VOTING FOR DIRECTORS IS NOT ALLOWED.

      1. Proposal to authorize increase in Common Shares to 20,000,000 Common Shares.
            FOR [  ] AGAINST [  ] ABSTAIN [  ]

      2. Proposal to amend Article Four of the Articles of Incorporation to eliminate preemptive rights.
            FOR [  ] AGAINST [  ] ABSTAIN [  ]

      3. Proposal to authorize increase in Preferred Shares to 1,000,000 Preferred Shares and amend the terms of Preferred Shares such that the Preferred Stock authorized may be issued from time to time in series. The Board of Directors of the Company shall be authorized to establish such series, to fix and determine the variations and the relative rights and preferences as between series, and to thereafter issue such stock from time to time. The Board of Directors shall also be authorized to allow for conversion of the Preferred Stock to Common Stock under terms and conditions as determined by the Board of Directors.
            FOR [  ] AGAINST [  ] ABSTAIN [   ].

      4.    Proposal to Approve 1996 Non-Statutory Stock Option Plan
            FOR [  ] AGAINST [   ] ABSTAIN [   ]
      5.    Election of Directors
            FOR all nominees (except as written on the line below)  [   ]
            WITHHOLD AUTHORITY TO VOTE
                  for all nominees listed below                     [   ]

            NOMINEES: Richard J. Sullivan, Garrett A. Sullivan, Daniel E. Penni. Angela M. Sullivan

            (INSTRUCTIONS:  To withhold authority to vote for any individual nominees write the nominee's name on the line below.)

      6. In their discretion, on any other business that may properly come before the meeting.

The shares represented hereby will be voted. WITH RESPECT TO ITEMS 1 - 5 ABOVE, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND WHERE NO SPECIFICATIONS ARE GIVEN, SAID PROXIES WILL VOTE FOR THE PROPOSALS. This proxy may be exercised by a majority of those proxies or their substitutes who attend the meeting.


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Please sign and date and return to Applied Cellular Technology, Inc., P.O.
Box 2067, Nixa, Missouri 65714.

                                    Dated June  , 1996

                                    --------------------------------------
                                    Signature


                                    --------------------------------------
                                    Signature

Joint Owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers, should give full title.




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                       APPLIED CELLULAR TECHNOLOGY, INC.
                        James River Professional Center
                                    Suite 2
                              Nixa, Missouri 65714

June     , 1996

To the Stockholders of
Applied Cellular Technology, Inc.

You are cordially invited to attend an Annual Meeting (hereinafter referred to as "Annual Meeting") of Stockholders of Applied Cellular Technology, Inc. (the "Company"), to be held at the Marriott Hotel located at 2200 Southwood
Drive, Nashua, New Hampshire 03063 on June   , 1996, 3:00 P.M., Eastern
time, to consider and vote upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

In addition to the election of directors and the approval of independent certified public accountants for the fiscal year ended December 31, 1995, Shareholders will be asked to approve the Company's 1996 Non-Statutory Stock Option Plan. Approval of the Non-Statutory Stock Option Plan would be economically beneficial to the Company. The Company would be able to partially compensate eligible participants in a non-monetary manner with the 1996 Non-Statutory Stock Option Plan. The Company is proposing the approval of the increase in the authorized Common Share, an increase in the authorized Preferred Shares and a revision to the terms of the Preferred Shares. These increases and the revision will be beneficial to the Company in its efforts to acquire entities within similar industries that have a history of profitable operations. The Company is also requesting approval of the removal of Article Four of the Articles of Incorporation regarding preemptive rights.

Since it is important that your shares be represented at the meeting whether or not you plan to attend in person, please indicate on the enclosed proxy your decisions about how you wish to vote and sign, date and return the proxy promptly in the envelope provided. If you find it possible to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. Your vote is important, regardless of the number of shares you own.


                                     Sincerely,


                                     -----------------------------------
                                     Richard J. Sullivan
                                     Chairman of the Board of Directors
                                     Chief Executive Officer



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                       APPLIED CELLULAR TECHNOLOGY, INC.
                          ---------------------------
                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                   To Be Held
                                  June  , 1996
                          ---------------------------

To the Stockholders of
Applied Cellular Technology, Inc.

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Applied
Cellular Technology, Inc. (the "Company") will be held on June    , 1996 at
3:00 o'clock in the afternoon, local time at the Marriott Hotel located at 2200 Southwood Drive, Nashua, New Hampshire 03063 for the following purposes; all as more specifically set forth in the attached Proxy Statement.

      1. To consider and vote upon the proposal to authorize increase in Common Shares to 20,000,000 Common Shares.

      2. To consider and vote upon the proposal to authorize increase in Preferred Shares to 1,000,000 Preferred Shares and to amend the terms of the Preferred Shares.

      3. To consider and vote upon proposal to amend Article Four of the Articles of Incorporation to eliminate preemptive rights.

      4. To consider and vote upon the proposal to approve the 1996 Non-Statutory Stock Option Plan

      5. To consider and vote upon the re-election and election of the Officers and Directors of the Company.

      6. To transact such other business as may properly be brought before this meeting.

Only holders of record of Common Stock of the Corporation as of the close of business on March 25, 1995, are entitled to notice of or to vote at the meeting or any adjournment thereof. The stock transfer books of the Corporation will not be closed.

Stockholders are encouraged to attend the meeting in person. To ensure that your shares will be represented, we urge you to vote, date, sign and mail the Proxy Card in the envelope which is provided, whether or not you expect to be present at the meeting. The prompt return of your Proxy Card will be appreciated. It will also save the Company the expense of a reminder mailing. The giving of such Proxy will not affect your right to revoke such Proxy by appropriate written notice or to vote in person should you later decide to attend the meeting.

                              By order of the Board of Directors


                              -------------------------------------------------
                              Richard J. Sullivan
June    , 1996                Chairman of the Board of Directors
                              Chief Executive Officers


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                                PROXY STATEMENT

                       APPLIED CELLULAR TECHNOLOGY, INC.


                          ---------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June  , 1996
                          ---------------------------
                                  INTRODUCTION


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applied Cellular Technology, Inc., a Missouri corporation (the "Company"), to be voted at an Annual Meeting of Stockholders of the Company to be held on June , 1996 at 3:00 P.M., Eastern time, at the Marriott Hotel located at 2200 Southwood Drive, Nashua, New Hampshire 03063 and at any adjournment thereof (the "Meeting"). The Proxy may be revoked by appropriate written notice at any time before it is exercised. See, "Voting and Solicitation of Proxies".

This Proxy Statement and the accompanying Notice and Form of Proxy are being mailed on or about June , 1996 to record holders of the Company's Common Stock as of March 25, 1996 (the "Record Date").

As of Record Date, 2,332,375 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

The Company was originally incorporated in 1988 under the name of Axcom Computer Consultants ("Axcom") and operated as a custom programming and systems house. In May, 1993, the Company was acquired by Great Bay Technology, Inc. for the purpose of focusing the Company on marketing and sales of emerging cellular data technology hardware and proprietary software focused on the vertical markets of wholesale distribution, manufacturing and health care. The name was subsequently changed to Axcom Information Technology, Inc. on May 27, 1993 and then changed again in April, 1994 to Applied Cellular Technology, Inc.

In November, 1994, the Company formed a subsidiary, Kedwell International, Inc. by issuing 180,000 shares of its $.001 par value common stock. The subsidiary purchased software in exchange for its 180,000 shares of the Company's common stock valued at $5.00 per share and for the issuance of 120,000 Class E Warrants of the Company. In August 1995, the Class E Warrants were redeemed for 120,000 common shares of the Company.

During 1994, the Company acquired 570,712 shares of Cadkey, Inc., a software technology company, in exchange for 456,570 shares of its common stock, resulting in a 29% investment in this corporation.

Pursuant to the original Articles of Incorporation, the Company has the authority to issue an aggregate of Ten Million (10,000,000) common shares, par value $1.00 per common share. In April, 1994, an amendment to the Articles of Incorporation changed the par value to $.001 per common share. The Company also has the authority to issue 20,000 shares of redeemable Preferred Stock, par value $10.00.


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The Company's executive offices are located at James River Professional
Center, P.O. Box 2067, Highway 160 & CC, Suite 2, Nixa, Missouri 65714 - Telephone number (417) 725-9888.

The Company is a software development and services company which integrates the technologies of Client-Server Computing; Object Oriented Programming; Automated Data Collection Systems utilizing spread spectrum cellular communications and auto-identification technologies; inter-processor and inter-process communications using LU6.2, TCP/IP, RJE and proprietary asynchronous and synchronous protocols and Micro-Cellular Radio Frequency Data Networks. However, to date, revenues have been derived primarily from the sales and distribution of third party hardware and software.


                 INCREASE IN AUTHORIZED NUMBER OF COMMON SHARES


The Company's articles of incorporation authorize it to issue up to 10,000,000 Common Shares, par value $.001 per Common Share. There are currently outstanding 2,332,375 Common Shares. Currently 950,000 Common Shares are reserved for issuance pursuant to outstanding Class B, Class F and Class I Warrants.


Holders of Common Shares of the Company are entitled to cast one vote for each share held at all shareholders meetings for all purposes, including the election of directors, and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Shares are not redeemable, have no conversion rights and do carry preemptive rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

The Company proposes to increase the authorized number of Common Shares to 20,000,000. This increase will be beneficial to the Company in its efforts to acquire entities within similar industries that have a history of profitable operations through the issuance of Common Shares of the Company as consideration.

The Company is registering 1,000,000 Common Shares pursuant to a pending registration statement, File No. 33-93962. The sale of these Common Shares could have a negative effect on the market value of outstanding securities held by existing shareholders. The completion of the proposed public offering is not dependent upon shareholder approval of the proposed amendments to increase the number of authorized Common and Preferred Shares.
Additionally, the Company has acquired companies through the issuance of common stock of the Company at the then current market value (discounted at 50%) which is higher than the offering price herein and the current market value. These common shares have registration rights and subsequent sale upon registration could have a negative impact on the market price of the Company's common stock.

Pursuant to the agreement to acquire 80% of the outstanding shares of Burling, the Company shall issue $57,600 in common shares of the Company in addition to the issuance of Preferred Shares. For a further information of the acquisition, see discussion on the increase in the authorized number of Preferred Shares. Other than this issuance, there are not currently any other plans, arrangements, negotiations, or understandings to issue Common Shares with respect to any other acquisitions.


The affirmative vote of a majority of the shares of Common Stock of the Cormpany represented and voting at the Annual Meeting is required for approval of the increase in the number of authorized Common Shares. The Board of Directors unanimously approved

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the proposal and recommends a vote FOR the proposal to effectuate the increase in the number of authorized Common Shares to Twenty Million (20,000,000). Proxies solicited by management will be so voted unless stockholders specify otherwise.


                        ELIMINATION OF PREEMPTIVE RIGHTS

Article Four of the Articles of Incorporation provides that there are no limitation or denials of the preemptive rights of a shareholder to acquire additional shares. The preemptive right is the preferential right of existing shareholders to subscribe to or purchase new stock in proportion to the number of shares held by them. Missouri law allows for the limitation of preemptive rights.


The Board of Directors believe that the preemptive rights of common stockholders are not needed for stockholder protection. Preemptive rights are useful principally to allow stockholders in small, closely held companies to maintain their proportionate ownership interest. The Company's common stock is traded on NASDAQ and any stockholder desiring to maintain a continuing proportionate interest in the Company's stock may do so through market purchases. An advantage of maintaining a continuing proportionate interest through market purchases is that any stockholder may buy the securities at any time depending on the stockholder's availability of funds and the current market price. The stockholder must purchase any securities to be available pursuant to preemptive rights during the offering period. Additionally, the price of the securities which may be available pursuant to preemptive rights shall be set or restricted due to the terms of the offering and the timing of the effective date.


The Company currently has approximately 1,800 stockholders and prior to the application of preemptive rights, the Company shall have to determine the number of shares necessary to allow the current shareholders to maintain a continuing proportionate interest in the Company's stock. The Company is currently in an acquisition mode and intends to pursue future acquisitions. Due to the number of stockholders and the potential frequency of the Company's acquisitions, the application of preemptive rights would require the approval of the issuance of securities pursuant to a registration statement each time. The registration process can be a lengthy and expensive one.

Moreover, the Board believes that the Company's ability to obtain funds promptly and effectively upon the most favorable terms might be impaired if the Company were first required to offer securities to the stockholders. The absence of preemptive rights does not preclude shares being offered to stockholders in the future on a pro rata basis whenever desirable.


The affirmative vote of a majority of the shares of Common Stock of the Company represented and voting at the Annual Meeting is required for approval of the elimination of preemptive rights. Due to the above discussion and the complexity and expense of the application of the preemptive rights for a public company, the Board of Directors unanimously approved the proposal and recommend a vote FOR the proposal to amend the Articles of Incorporation and eliminate any preemptive rights.


               INCREASE IN AUTHORIZED NUMBER OF PREFERRED SHARES


The Company's Articles of Incorporation authorize the issuance of 20,000 Preferred Shares, par value $10.00. There are currently no Preferred Shares outstanding and none have been reserved for issuance pursuant to outstanding options, warrants, rights or convertible securities. The Preferred Stock shall earn a cumulative annual dividend of 6%, payable in arrears annually within 30 days of the end of the fiscal year of the Corporation. The
Preferred Stock shall be redeemable by the Corporation at any time but shall be

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required to be redeemed by the Corporation at such time as the Corporation has received a cumulative total of $500,000 in funding or capitalization through private placement, warrant exercise, public offering or any other such means excluding lines of credit or revenue from sales and excluding funds received from the sale of the Preferred Stock. The Preferred Stock shall be redeemed at par value plus any interest accumulated to date and by the issuance to the Preferred Stockholders, of a total of 45,000 Common Stock purchase warrants
(C Warrant). The C Warrants shall be issued pro-rata to the shareholders of the Preferred Stock.


Due to the restrictive nature of the above terms, the Board of Directors
recommend that the terms of the Preferred Stock be amended as follows:   The
Company proposes that the number of authorized Preferred Shares be increased to 1,000,000. The Company believes that the availability of the Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow the Company to issue shares of the Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of the Company, as well as the shares of Common Stock, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's stock may then be listed.

Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For instance, such series of Preferred Stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of stockholders. The Board will make any determination to issue such shares based on its judgment as to the best interest of the Company and its then existing stockholders. The Board, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price of such stock. In this respect, certain companies have recently issued, to the holders of their common stock, preferred stock, rights or warrants to acquire preferred stock or common stock having terms designed to protect against the adverse consequences to stockholders of partial takeovers, front-end loaded two-step takeovers and freezeouts and other abusive takeover tactics. The authorized and unissued Preferred Stock, as well as the authorized and unissued Common Stock, would be available for such purpose.

The Company may need to raise additional capital in the future and pursue acquisitions which may require the issuance of preferred shares as partial consideration.

In March, 1996, the Company purchased 80% of the shares of Burling Instruments, Inc. ("Burling") 16 River Road, Chatham, NJ 07928-0298 (telephone 201-635-9481) from the John L. Kemmerer, Jr. Trust. The acquisition is an exchange of 9,000 shares of convertible preferred shares of the Company at a value of $100 each plus $57,600 in common shares of the Company for 80% of the outstanding shares of Burling. The Preferred Shares may be converted at the price of $5.75 per common share over two years at the choice of the buyer. The preferred shares will pay an annual dividend of 8%. The authorization of the Preferred Shares is being sought in this proxy statement. The transaction is described in its entirety in the Agreement and Plan of Reorganization between the Company and the John L. Kemmerer, Jr. Trust dated March 7, 1996. The common shares of Burling Instruments, Inc.
are being held in escrow until the completion of this Annual Meeting of the Shareholders of the Company. If shareholder approval regarding the increase in the authorized preferred Shares is not received, the Company may have to

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return the common shares of Burling unless alternative terms can be negotiated. These terms may include cash payments in lieu of the issuance of Preferred Shares. There can be no assurance that the Company would be able to negotiated favorable terms or obtain amounts necessary for any cash payment.

Other than the acquisition of Burling Instruments, Inc., there are not currently any other plans, arrangements, negotiations, or understandings to issue Preferred Shares with respect to any future acquisitions.


The affirmative vote of a majority of the shares of Common Stock of the Cormpany represented and voting at the Annual Meeting is required for approval of the change of the terms and an increase in the number of authorized Preferred Shares. The Board of Directors unanimously approved the proposal and recommends a vote FOR the proposal to effectuate the amendment to change the terms of the Preferred Shares and to increase in the number of authorized preferred shares to One Million (1,000,000). Proxies solicited by management will be so voted unless stockholders specify otherwise.



                      1996 NON-STATUTORY STOCK OPTION PLAN

The Company needs to continue to attract and retain persons of experience and ability and whose services are considered valuable. In addition the Company needs to continue to encourage the sense of proprietorship in such perons and to stimulate the active interest of such persons in the development and success of the Company. As a result, the Board of Directors has approved the 1996 Stock Option Plan and reserved for issuance 2,000,000 Common Shares pursuant to the 1996 Stock Option Plan. The source of Common Shares to be reserved for issuance under the 1996 Non-Statutory Stock Option Plan shall be a portion of the currently authorized Common Shares. The Plan will terminate on March 15, 2006 and no option may be granted pursuant to the Plan thereafter.

Options are granted only to persons who are employees of the Company or a subsidiary corporation of the Company (including any subsidiary which may be organized or acquired subsequent to adoption of the Plan) who agree to remain in the employ of, and render services to, the Company or a subsidiary corporation of the Company for a period of at least one (1) year from the date of the granting of the option. The term "employees" shall include officers, directors, executives and supervisory personnel, as well as other employees of the Company or a subsidiary corporation of the Company.

The purchase price under each option issued is determined by a Committee (of not less than three members, at least one of whom shall be a Director of the Company), at the time the option is granted, but in no event shall such purchase price be less than 85 percent of the fair market value of the Company's Common Stock on the date of the grant. All options issued under the Plan shall be for such period as the Committee shall determine, but for not more than ten (10) years from the date of grant thereof.

New Plan Benefits. The benefits or amounts that will be received by or allocated to the executive officers, directors or employees cannot be determined. At the end of each fiscal year, the compensation committee determines who shall receive the options. The compensation committee, which is composed of the Board of Directors, reviews all employees after the end of each fiscal year. Particular attention is paid to each employee's contribution to the current and future success of the Company along with their salary level as compared to the market value of personnel with similar skills. The compensation committee also looks at accomplishments which are above and beyond management's normal expectations for their position.


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The affirmative vote of a majority of the shares of Common Stock of the
Cormpany represented and voting at the Annual Meeting is required for approval of the 1996 Non-Statutory Stock Option Plan. The Board of Directors unanimously approved the proposed 1996 Non-Statutory Stock Option Plan and recommends a vote FOR the proposed 1996 Non-Statutory Stock Option Plan. Proxies solicited by management will be so voted unless stockholders specify otherwise.


                         ELECTION OF BOARD OF DIRECTORS

Pursuant to the Bylaws, each Director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. The Company's basic philosophy mandates the inclusion of directors who will be representative of management, employees and the minority shareholders of the Company. Directors may only be removed for "cause". The term of office of each officer of the Company is at the pleasure of the Company's Board.

      The principal executive officers and directors of the Company are as follows:

Name                                           Position                     Term(s) of Office
Richard J. Sullivan, age 56.               Chairman of the                  Since May 20, 1993
                                          Board of Directors                    to present

Garrett Sullivan, age 60                       Director
                                         President, Secretary                 March 31, 1995
                                    Acting Chief Financial Officer              to present

Daniel E. Penni, age 48                        Director                       March 20, 1996
                                                                                to present

The following individuals are seeking re-election or initial election to the Board of Directors:

RICHARD J. SULLIVAN, CHAIRMAN. Mr. Sullivan is currently Chairman of Great Bay Technology, Inc., the parent company of ACT. From August 1989 to December 1992, Mr. Sullivan was chairman of the Board of Directors of Consolidated Convenience Systems, Inc. in Springfield, Missouri. He has been the managing General Partner of The Bay Group, a successful merger and acquisition firm in New Hampshire since February, 1985. Mr. Sullivan was formerly Chairman and Chief Executive Officer of Manufacturing Resources, Inc., an MRP II software company in Boston, MA, and was Chairman and CEO of Encode Technology, a Computer-Aided Manufacturing Company, in Nashua, New Hampshire from February, 1984 to August, 1986. Mr. Sullivan is married to Angela Sullivan.

GARRETT A. SULLIVAN. Mr. Sullivan is currently President, Secretary,
Acting Chief Financial Officer and a Director of the Company. He was an Executive Vice President of Envirobusiness, Inc., an environmental consulting firm from 1993-1994. He was previously a partner of The Bay Group, a merger and acquisition firm in New Hampshire from 1988 to 1993. Mr. Sullivan was President of Granada Hospital Group, Burlington, MA., the world's largest hospital television systems supplier from 1981-1988. Mr. Sullivan received a Bachelor of Arts degree from Boston University in 1960 and he obtained an MBA from Harvard University in 1962.

DANIEL E. PENNI. Mr. Penni has been involved in the financing of several start up companies in the past five years on a financial consultant basis. Mr. Penni has been involved in the insurance business in many sales and administrative roles since 1969. He

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was President of The Boston Insurance Center, Inc., an insurance company until
1988. Mr. Penni was founder and President of BIC Equities, Inc., a broker/dealer registered with the NASD. This firm was involved in the sale of mutual funds and tax advantaged investments from 1978 to 1988. Mr. Penni graduated with a Bachelor of Science degree in 1969 from the School of Management at Boston College.

ANGELA M. SULLIVAN. From 1988 to present, Ms. Sullivan has been a partner in The Bay Group, a private merger and acquisition firm, President of Great Bay Technology, Inc., an affiliate of the Company and President of Economy Car Care Centers, Inc. Ms. Sullivan received a Bachelor of Science degree in Business Administration in 1980 from Salem State College. Ms. Sullivan is married to Mr. Richard J. Sullivan.


The affirmative vote of a majority of the shares of Common Stock of the Cormpany represented and voting at the Annual Meeting is required for approval of the above Directors. The Board of Directors unanimously recommends a vote FOR the re-election of Richard J. Sullivan, Garrett Sullivan and the election of Daniel E. Penni and Angela Sullivan to the Board of Directors of the Company. Proxies solicited by management will be so voted unless stockholders specify otherwise.


                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tables list the Company's stockholders who, to the best of the Company's knowledge, own of record or, to the Company's knowledge, beneficially, more than 5% of the Company's outstanding Common Stock; the total number of shares of the Company's Common Stock beneficially owned by each Director; and the total number of shares of the Company's Common Stock beneficially owned by the Directors and elected officers of the Company, as a group.

There are currently 2,332,375 Common Shares outstanding and no Preferred Shares outstanding. The following tabulates holdings of shares of the Company by each person who, subject to the above, at the date of this Memorandum, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.

                                               Shareholdings at
                                                  Record Date
                                     ------------------------------------
                                                    Amount
Name and Address of                            of Common Shares
Beneficial Owner                                Currently Owned              Percent
- ----------------------------------------------------------------------------------------
Great Bay Technology<F1>
   Group, Inc.
19 Nathaniel Drive
Amherst, NH 03030                                  315,000                    9.67%

Garrett Sullivan
29 Concord Avenue
Cambridge, Massachusetts  02138                          0                       0%

Daniel Penni
31 Arnold Road
Wellesley, MA 02181                                 65,000                    2.79%

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

Rudolf Kunzli
Chateau Beauregard
F-39350
Pagney, France                                     656,570                   29.07%

All Directors & Officers
as a group (3)                                     380,000                   16.29%

<F1>Angela Sullivan, Stephanie Sullivan and Richard Sullivan are the control persons of Great Bay Technology Group, Inc.


There are currently 200,000 Class B Warrants, 300,000 Class F and 450,000 Class I Warrants outstanding. The following tabulates holdings of Warrants to be distributed and owned beneficially by all directors and officers of the Company individually and as a group.

                                                  Class and Number          Percent of
Name and Address                                   of Warrants<F1>            Class
- --------------------------------------------------------------------------------------
Richard J. Sullivan                             Class B<F1> - 140,000         70.00%
                                                Class F<F2> - 250,000         83.33%
                                                Class I     - 300,000         66.67%

Garrett Sullivan                                Class B - 0                     0%
                                                Class F - 0                     0%
                                                Class I - 100,000             22.22%

Daniel E. Penni                                 Class B - 0                     0%
                                                Class F - 0                     0%

All Directors & Officers
as a group (3)                                  Class B - 140,000             70.00%
                                                Class F - 250,000             83.33%
                                                Class I - 400,000             88.89%

<F1>pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

<F2>Represents Class B and F Warrants owned by Great Bay Technology. Angela
Sullivan, Stephanie Sullivan and Richard Sullivan are the control persons of Great Bay Technology Group, Inc.


                             EXECUTIVE COMPENSATION

Remuneration. The following table sets forth certain summary information concerning the total remuneration paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer and the Company's other executive officer as of the end of each of the last three years.

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

                                                     SUMMARY COMPENSATION TABLE
                                                                                                      Long Term Compensation
                                                                                                      ----------------------
                                 Annual Compensation                                   Awards         Payouts
- ------------------------------------------------------------------------------------------------------------------------------------
            (a)                    (b)         (c)         (d)         (e)         (f)         (g)         (h)         (i)
                                                                      Other                                            All
            Name                                                     Annual    Restricted                 LTIP        Other
            and                                                      Compen-      Stock     Options/      Pay-       Compen-
         Principal                           Salary       Bonus      sation      Awards       SARs        Outs       sation
         Position                 Year         ($)         ($)         ($)         ($)         ($)         ($)         ($)
Gary Gray
   President, Secretary           1993      $20,999.98
     Chief Financial Officer      1994      $51,346.14
                                  1995         N/A
Garrett Sullivan<F1>              1993         N/A
   President, Secretary           1994         N/A
     Acting Chief Financial       1995      $27,745.00
       Officer

<F1>Mr. Sullivan also received $29,000 in non-employee compensation for consulting fees for a trial consultancy period from May through September, 1995 and $2,337 was paid by the Company for insurance. Mr. Sullivan was subsequently hired as President of the Company.

Compensation Pursuant to Plans. The Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in paragraph (a) of this Item. None of the directors of the Company received or became entitled to any amounts during fiscal 1995 pursuant to any plan.

Stock Option and Stock Appreciation Right Plans - See discussion under "1996 Non-Statutory Stock Option Plan" above.

Compensation of Directors. Directors of the Company who are not employees of the Company may receive a fee of $250 per meeting for their attendance at meetings of the Company's Board of Directors, and are entitled to reimbursement for reasonable travel expenses.

Termination of Employment and Change of Control Arrangement. The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual named in paragraph (a) and
(b) of this Item, for the latest or the next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual's employment with the Company, or from a change in control of the Company or a change in the individual's responsibilities following a change in control.


                              CERTAIN TRANSACTIONS

Changes in Control. There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.


Issuance of Warrants to Certain Shareholders and Officers. In January 1996, the Board of Directors authorized the issuance of 450,000 Class I warrants to certain shareholders and officers. The warrants will be exercisable for a period of five years from the date of issuance at the exercise price of one Warrant plus $2.87 for each Common Share.


Related Party Transactions. The Company originally loaned $14,230 to one officer for personal reasons at the interest rate of 6% with current balance of $12,982. The loan does not have a payback term. Due to the lack of a specific payback term, it is management's opinion that the terms of the loan are believed to be less favorable, though not materially so, to the Company as those that would have been entered into with unrelated parties. Additionally, amounts totaling approximately $108,437 were loaned to Great Bay Technology, Inc. at the interest rate of 8% with a current balance of $0.00. The loan to Great Bay Technology, Inc. was offset by an invoice received from Great Bay Technology, Inc. on June 8, 1995 for $120,000 for investment banking services rendered

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

by Great Bay Technology, Inc. for the Company in 1995. Management has adopted the policy that future loans to any related parties shall be made at terms at least as favorable to the Company as those that would have been entered into with unrelated parties and will not be made if such loans will negatively effect the Company's cash flow and hamper continued operations.

For services rendered in connection with the three acquisitions which took place in the third quarter of 1995, the Company paid its affiliate company - Great Bay Technology Group, Inc. $50,000 for each acquisition for investment banking services and $76,500 for acquisition services rendered in the fourth quarter for acquisitions to occur in 1996. These acquisition services were investment banking services including negotiations of the terms of the purchase and sales, and employment agreements specifically relating to the acquisition of Quality Solutions which closed February 13, 1996 for Atlantic Systems, Inc.

      Consulting Agreement. The Company has entered into a consulting agreement with Pratt, Wylce & Lords, Ltd. ("Pratt") in March 1993 to assist the Company in its capitalization and the obtainment of additional financing. These services were rendered in connection with a public registration on Form S-1. As partial payment for consulting services, the Company issued 86,500 of its common shares to Pratt valued at $1.50 for an aggregate value of $129,750, 40,000 which were distributed to Pratt shareholders pursuant to its registration statement on Form S-1 declared effective in August, 1994. In addition, Pratt received cash compensation of $35,000.

      Lockup Agreement. Pursuant to an oral agreement on May 15, 1994 and a written agreement on September 14, 1994, the shareholders who received warrants issued them pursuant to the "Joint Action by Unanimous Consent of the Board of Directors and Shareholders" date March 25, 1994 have agreed as follows:

In the event the shareholder exercises any warrants, the stock issued to the shareholder pursuant to the exercise shall be locked in and restricted from trading for a period of two years. A notice is to be placed on the face of each stock certificate covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted until twenty-four (24) months from the date of issuance. The shareholder also agrees not to sell or otherwise transfer their interest in the warrants except to an underwriter or other market makers in the stock once a market is established. The shareholder further agrees that the total value in cash, or other consideration, paid by the buyer to the seller shall not exceed $.001 per warrant.

ACQUISITION OF BURLING INSTRUMENTS, INC. In March, 1996, the Company purchased 80% of the shares of Burling Instruments, Inc. ("Burling") 16 River Road, Chatham, NJ 07928-0298 (telephone 201-635-9481) from the John L. Kemmerer, Jr. Trust. . The aggregate value of consideration paid by the Company is $962,400. The remaining 20% of the shares are held by Vernon Anderson, the current president, who remains in that position under a new employment agreement with the Company.

The acquisition is an exchange of 9,000 shares of convertible preferred shares of the Company at a value of $100 each plus $57,600 in common shares of the Company for 80% of the outstanding shares of Burling. The Preferred Shares may be converted at the price of $5.75 per common share over two years at the choice of the buyer. The preferred shares will pay an annual dividend of 8%. The authorization of the Preferred Shares is being sought in this proxy statement. The transaction is described in its entirety in the Agreement and Plan of Reorganization between the Company and the John L. Kemmerer, Jr. Trust dated March 7, 1996.

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The Company entered into the transaction because (i) the operations of
Burling fit with the Company's RF wireless technology which when combined with the Burling's current line, could greatly expand Burling's market potential; (ii) Burling can be expanded profitably by assembling products Burling is now importing as finished goods; and (iii) Burling has an excellent reputation that can be promoted and expanded in current markets of the Company.

The valuation of the transaction was based on projected earnings under the combined management of Burling and the Company. The Company has a policy of acquiring companies at 4 times projected earnings before interest and taxes
(EBIT). After that determination is made, the number of shares to be issued by the Company is based on the current market price of the Common Shares at the time of closing ($4.75) plus a $1.00 per share premium. The Company did not obtain an opinion from an independent financial analyst for valuation purposes due to the cost because the Company, as an operating entity depends on the expertise of the Chairman who has extensive experience in investment banking, with follow up review of the Board of Directors.

Based on current projections of Burling's income of $167,500 for the ten months ended December 31, 1996, the incremental shares issued to purchase Burling will earn approximately $1.00 per share in 1996. Therefore, the overall interest of current shareholders will be enhanced by the issuance of shares to Burling and the acquisition will result in no dilution to current shareholders.

Burling will be covered on the Company's books as an 80% owned subsidiary and the transaction will be treated as a tax-free exchange of stock.

The Agreement and Plan of Reorganization requires that 8% dividends to be paid by the Company to the Kemmerer Trust by the 66th day of the two calendar years following the year of issuance. Currently, the aggregate amount of dividends in arrears that are payable by the Company to the Kemmerer Trust is $0.00. There are no other dividends payable or in arrears by the Company.

There are no federal or state regulatory requirements which must be complied with or whose approval must be obtained in connection with the transaction.

BUSINESS AND PROPERTIES OF BURLING. Burling was originally founded in 1935 as a proprietorship. Burling was incorporated in New Jersey in 1985.
Since its inception, as Burling Instruments, Inc., there has never been a bankruptcy, receivership or similar proceeding, nor has there been a major consolidation or purchase or sale of any significant assets until the proposed purchase of 80% of Burling's common stock by the Company. Burling is a manufacturer of Industrial Temperature Controls (Standard Industrial Classification 3823).

      Products. Burling's principal products are Electromechanical temperature controls, Electronic temperature controls and imported Thermostats. Burling's products are sold by independent sales representatives throughout the United States and Europe. These independent sales representatives are serviced by Burling's inside sales desk in Chatham, New Jersey. Burling has a mature product line and has not publicly announced any new products or services. Burling has a less than one per cent market share in the process control market.

      Raw Materials. Burling buys its raw materials from domestic suppliers of switches, tubing, castings, fasteners and sheet metal stampings. Some of its principal suppliers are Microswitch, Tube Sales, Fastbolt, Eastern Castings and Bloomfield Manufacturing. Burling has alternate sources available at similar costs for the raw materials.

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      Customers; Seasonabilty; Backlog. Burling has no dependence on one or a few major customers. Its largest customer represents less than 5% of its total sales. Burling's business is not seasonal in nature. At December 31, 1994 and 1995, Burling had a backlog of unfilled orders for its products of approximately $200,000.

      Patents, Trademarks and Licenses. Burling has no patents, trademarks, licenses, etc. that are effecting the business and there is no required governmental approval of its principal products or services, nor is there any material effect on the business by government regulations.

      Research and Development. Burling's research and development expenses have amounted to approximately $1,000 in each of the last two years. Customers of Burling have not borne any of the research and development expenses of Burling.

      Competition. Burling will be competing with established companies and other entities (many of which may possess substantially greater resources than Burling). Almost all of the companies with which Burling competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than Burling now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. There is no assurance that Burling's products will compete successfully with other established and/or well regarded products. Primary competition are companies such as United Electric, Fenwal, Part Low, Barksdale, Love Controls, Athena, Robertshaw, Sensors and Switches and RANCO. Burling shall compete on the basis of quality and cost of its products. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein

      Environment. Burling has spent under $500 per year to have hazardous waste materials shipped to a licensed disposal site with appropriate paper work supporting compliance with existing Federal and New Jersey laws governing such removal.

      Employees. Burling presently employs nineteen (19) people, fifteen
(15) of them full time.

      Legal Proceedings. There are no existing legal proceedings involving Burling.

      Properties. Burling currently leases an 11,000 square foot, single story building in good condition at 16 River Road, Chatham, New Jersey. The building is currently on a six (6) month extension of a five (5) year lease. Management of Burling believes that building has adequate insurance protection.

       Market for Burling's Common Equity and Related Stockholder Matters. Burling's common stock is privately held and there is no market for Burling's common stock. The approximate number of holders of record of Burling's $.001 par value common stock, as of December 31, 1995, was two. Currently, as of March 31, 1996, there are two holders of record. Holders of Burling's common stock are entitled to receive such dividends as may be declared by its Board of Directors. Since inception no dividends on the Company's common stock have ever been paid, and the Company does not anticipate that dividends will be paid on its common stock in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BURLING.

      Trends and Uncertainties. Burling has tried to limit the major variables of interest rates and operating expense. However, as Burling has little or no control as to the demand for its products and services, inflation and changing prices could have a material effect on the future profitability of Burling.

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The gross profit as a percent of sales has remained fairly steady (40% for fiscal 1994, 44% for fiscal 1995 and 40% for fiscal 1996. However, net income (1% of gross sales in fiscal 1994, 3.0% of gross sales in fiscal 1995 and 1.% of gross sales in fiscal 1996) is usually subject to year end adjustments and is therefore harder to project at this time. There can be no assurance that gross profit as a percent of sales will remain at current levels or that net income as a percentage of gross sales will not continue to decline.

      Capital Resources and Source of Liquidity. Burling currently has no material commitments for capital expenditures. Burling currently has a negative cash flow from investing activities and financing activities, however, Burling has positive cash flow from operating activities which is sufficient to cover Burling's working capital needs on a short-term basis.


For the year ended February 29, 1996, Burling made capital expenditures for equipment of $1,137. Net cash used in investing activities for the year ended February 29, 1996 was $1,137.

For the year ended February 28, 1995, Burling made capital expenditures for equipment of $10,000, and paid a security deposit of $321, resulting in cash used by investing activities of $10,321.

Burling made principal payments on its long-term debts of $20,595 for the year ended February 29, 1996. Burling received $20,000 on a temporary bank loan for the year ended February 29, 1996. As a result, net cash used by financing activities for the year ended February 29, 1996 was $595.

Burling made principal payments on its long-term debts of $100,000 for the year ended February 28, 1995. As a result, net cash used in financing activities for the year ended February 28, 1995 was $100,000.


On a long term basis, liquidity is dependent on increased revenues from operations, additional infusions of capital and debt financing. The Company and Burling believes that additional capital and debt financing in the short term will allow Burling to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. The Company and Burling believes that Burling's increased revenue from operations will result in sufficient working capital and liquidity in the long term. However, there can be no assurance that Burling will be able to obtain additional equity or debt financing in the future, if at all.

      Plan of Operation. The Company and Burling plan to increase Burling's current revenues and net earnings by using the Company's current industry knowledge to expand Burling's sales in high-tech areas.

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The current operations of Burling of the Company are estimated to generate approximately $1,700,000 in revenues in the fiscal year 1996 and are projected to generate at least that same amount in fiscal year 1997. No external matters in the industry have occurred that have effected Burling in an adverse way. Burling has not experienced any labor difficulties or any other internal impediments.

The nature of Burling's business does not require any significant ongoing capital expenditures, only increases in working capital. If revenues were not sufficient, to maintain working capital needs, management would pursue lines of credit.

For the year ended February 28, 1995, the Company had a positive cash flow from operations of $83,338, had a positive cash flow of $44,514 for the nine months ended November 30, 1995 and the preliminary estimate for 1996 indicates that the Company's performance should retain a positive cash flow and that its cash flow needs can be met through current operations. Management's assessment of future performance is limited to projections based on current conditions and does not include any uncertainties which may arise. Potential investors should not attribute undue certainty to management's assessment. Management does not intend to furnish updated projections.

RESULTS OF OPERATIONS:

Burling had sales of $1,313,400 and $1,309,900 for the ten months ended November 30, 1995 and November 30, 1994 respectively. The gross profit decreased in dollars and percentages from $619,999 (40%) in 1994 to $573,400 (44%) in 1995. This was due to an increase in the cost of goods sold from $619,000 for the nine months ended November 30, 1994 to $740,000 for the nine months ended November 30, 1995 mainly due to the purchase of $92,568 in thermostats included in raw materials. Net income decreased to $43,900 for the nine months ended November 30, 1995 from $71,500 for the nine months ended November 30, 1994.

Burling had sales of $1,725,449 and $1,669,392 for the fiscal years ended February 28, 1995 and February 28, 1994 respectively. The gross profit increased in dollars and percentages from $660,300 (40%) in 1994 to $763,050 (44%) in 1995. This resulted from a reduction in cost of goods sold made possible by the purchase of an added lathe allowing for machining of parts by Burling that had formerly been purchased from an outside source. Prices had also been increased in mid 1993 and thus there was the effect on a full year of sales. Net income increased to $53,052 in fiscal year 1995 from $9,426 in fiscal year 1994.

Burling is seeking to reduce its operating expenses while increasing its customer base and operating revenues. The major change in 1996 will be from increased sales in the bulb and capillary thermostats which are currently being imported from Germany under a Private Label agreement. In the second quarter of 1996, Burling intends to enter into an agreement with the German supplier, Jumo Process Control, Inc. which will enable Burling to assemble these products in Chatham, New Jersey by shipping Burling component parts. The agreement to potentially assemble those products in the United States is in the early stages of negotiations. This will enable Burling to produce the Thermostats more economically since German labor rates are significantly higher than Burling rates for similar work. These lower costs will permit Burling to be more competitive in the market place and result in higher sales. Burling currently has a private label agreement with this supplier whereby Burling markets in the United States and Canada, a series of bulb and capillary thermostats which the German supplier manufactures in German.

Other than described above, no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions have occurred during the

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

periods for which financial statements are presented between the John L. Kemmerer, Jr. Trust, Burling and the Company.

The high and low sale prices of the Common Shares of the Company as of the date preceding public announcement of the acquisition (January 9, 1996) were 5 1/8 and 6 7/8 respectively. Representatives of Rubin, Brown & Gornstein, principal accountants for the Company are expected to be present at the Annual Meeting of the Shareholders, will have the opportunity to make a statement if they desire to do so; and are expected to be available to respond to appropriate questions.

Similar information on the Company is hereby incorporated by reference to the Annual Report which accompanies this proxy statement.

FINANCIAL STATEMENTS OF BURLING:


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
                                      BURLING INSTRUMENTS, INC.                        EXHIBIT A
                                      -------------------------                        ---------
                                     COMPARATIVE BALANCE SHEETS
                                     --------------------------
                                     FEBRUARY 28, 1995 AND 1994
                                     --------------------------

                                               ASSETS
                                               ------

                                                                            1995             1994
                                                                       ------------      ------------
Current assets
- --------------
  Cash                                                                   $   30,860        $   57,842
  Accounts receivable, net of allowance for
   doubtful accounts                                                        205,476           182,111
  Inventories (Note 1, 2)                                                   453,630           476,557
  Prepaid expenses                                                            4,688             4,513
  Prepaid corporate taxes                                                     2,205            10,225
                                                                       ------------      ------------

      Total current assets                                                  696,859           731,248

Plant, property and equipment
- -----------------------------
  Equipment, furniture and fixtures at cost -
   net of accumulated depreciation (Note 1, 3)                               60,644            86,871

Other assets
- ------------
  Security deposits                                                           2,224             1,903

Intangible assets - EXHIBIT A-1                                              22,180            25,431
- -----------------                                                      ------------      ------------
      Total assets                                                       $  781,907        $  845,453
                                                                       ============      ============

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
                                     ------------------------------------
Current liabilities
- -------------------
  Current maturities of long-term debt (Note 4)                          $  100,000        $  100,000
  Accounts payable - trade                                                   35,688            56,293
  Corporate income tax payable                                                3,929                -
  Profit-sharing payable (Note 5)                                                -                 -
  Accrued expenses - EXHIBIT A-1                                             66,895            67,371
  Deferred Federal income tax (Note 1, 6)                                    20,950            20,396
                                                                       ------------      ------------
      Total current liabilities                                             227,462           244,060
  Long-term debt, net of current maturities (Note 4)                             -            100,000
                                                                       ------------      ------------

      Total liabilities                                                     227,462           344,060
                                                                       ------------      ------------

Shareholders' equity
- --------------------
  Common stock - at cost
   No par value 1,000 shares authorized
     issued and outstanding                                                   1,075             1,075
  Additional paid-in capital                                                373,925           373,925
  Accumulated earnings - EXHIBIT B                                          179,445           126,393
                                                                       ------------      ------------

      Total shareholders' equity                                            554,445           501,393
                                                                       ------------      ------------

        Total liabilities
          and shareholders' equity                                       $  781,907        $  845,453
                                                                       ============      ============

                 The accompanying notes are an integral part of this statement.

                                      BURLING INSTRUMENTS, INC.                        EXHIBIT A-1
                                      -------------------------                        -----------
                                          SUPPORTING EXHIBIT
                                          ------------------
                                     FEBRUARY 28, 1995 AND 1994
                                     --------------------------

                                                                            1995             1994
                                                                         ----------        ---------
Intangible Assets
- -----------------

  Goodwill - net of accumulated amortization
   of $5,400 and $4,800 in 1995 and 1994                                 $   18,600        $  19,200

  Deferred loan costs-net of accumulated amortization
   of $10,721 and $8,061 in 1995 and 1994                                     3,580            6,231
                                                                         ----------        ---------

      Total - carried to EXHIBIT A                                       $   22,180        $  25,431
      -----                                                              ==========        =========



Accrued Expenses
- ----------------

  Commissions                                                            $   18,126        $  17,487
  Payroll and related taxes                                                  42,969           44,174
  Other accrued expenses                                                      5,800            5,710
                                                                         ----------        ---------

      Total - carried to EXHIBIT A                                       $   66,895        $  67,371
      -----                                                              ==========        =========




                 The accompanying notes are an integral part of this statement.

                                      BURLING INSTRUMENTS, INC.                        EXHIBIT B
                                      -------------------------                        ---------
                                    STATEMENTS OF INCOME AND EXPENSES
                                    ---------------------------------
                                     AND CHANGES IN RETAINED EARNINGS
                                     --------------------------------
                             FOR THE YEARS ENDED FEBRUARY 28, 1995 AND 1994
                             ----------------------------------------------

                                                                  1994-95                       1993-94
                                                         -------------------------      -------------------------
                                                                             % OF                           % OF
                                                             AMOUNT          SALES          AMOUNT          SALES
                                                         ------------        -----      ------------        -----
Net sales                                                $  1,725,449        100        $  1,660,392        100

Cost of goods sold (Schedule 1)                               962,399         56           1,000,092         60
                                                         ------------        ---        ------------        ---

         Gross Profit                                         763,050         44             660,300         40
                                                         ------------        ---        ------------        ---

Operating expenses
- ------------------

  Selling                                                     287,742         17             281,728         17
  Administrative                                              369,149         21             352,581         21
  Profit-sharing Plan
    Contributions                                                                                 -
                                                         ------------        ---        ------------        ---
         Total Operating
           Expenses                                           656,891         38             634,309         38
                                                         ------------        ---        ------------        ---

         Income from Operations                               106,159          6              25,991          2

Other income (expenses)
- ----------------------

  Interest expense                                            (14,857)        (1)            (21,992)        (1)
  Miscellaneous                                                   253                          3,665
                                                         ------------        ---        ------------        ---

Net income before provision
- ---------------------------
  for taxes                                                    91,555          5               7,664          1
  ---------

  Provision for taxes (Note 6)                                (38,503)         2               1,762
                                                         ------------        ---        ------------        ---

Net income for the year                                        53,052          3               9,426          1
- -----------------------                                                      ===                            ===

Accumulated earnings -
         Beginning of year                                    126,393                        116,967
                                                         ------------                   ------------

Accumulated earnings -
         End of year - carried
                   to EXHIBIT A                          $    179,445                   $    126,393
                                                         ============                   ============

                                      BURLING INSTRUMENTS, INC.                        EXHIBIT C
                                      -------------------------                        ---------
                                 COMPARATIVE STATEMENTS OF CASH FLOWS
                                 ------------------------------------
                                      FEBRUARY 28, 1995 AND 1994
                                      --------------------------

                                      INCREASE (DECREASE) IN CASH
                                      ---------------------------


                                                                                  FEBRUARY 28,
                                                                         ----------------------------
                                                                          1994-95           1993-94
                                                                         ----------        ----------
Cash flows from operating activities
- ------------------------------------
  Net income - EXHIBIT B                                                 $   53,052        $    9,426
  Adjustments to reconcile net income to
    net cash provided by operating activities:

      Depreciation and amortization                                          39,478            39,233
      Bad debts                                                                                    -
      Change in accounts receivable                                         (23,365)           37,806
      Change in inventory                                                    22,927            (4,937)
      Change in prepaid items                                                 7,845            11,599
      Change in reserve for medical claims                                      -             (10,000)
      Change in accounts payable and accrued expenses                       (17,153)           16,350
      Change in deferred taxes payable                                          554            (7,329)
                                                                         ----------        ----------
        Net cash provided by operating activities                            83,338            92,148
                                                                         ----------        ----------

Cash flows from investing activities
- ------------------------------------

  Additional security deposit                                                  (321)             (726)
  Capital expenditures                                                      (10,000)           (8,398)
                                                                         ----------        ----------

        Net cash used by investing activities                               (10,321)           (9,124)
                                                                         ----------        ----------

Cash flows from financing activities
- ------------------------------------

  Principal payments on long-term debts                                    (100,000)         (100,000)
                                                                         ----------        ----------

        Net cash used by financing activities                              (100,000)         (100,000)
                                                                         ----------        ----------

Net increase (decrease) in cash and
- -----------------------------------
                cash equivalents                                            (26,983)          (16,976)
                ----------------

Cash balance - Beginning of year                                             57,843            74,819
- --------------------------------                                         ----------        ----------

Cash balance - End of Year                                               $   30,860        $   57,843
- --------------------------                                               ==========        ==========

Cash paid for interest                                                   $   15,404        $   22,390
Cash paid for income taxes                                               $   34,020        $   (6,069)

                        BURLING INSTRUMENTS, INC.
                        -------------------------

                    NOTES TO THE FINANCIAL STATEMENTS
                    ---------------------------------
                        FEBRUARY 28, 1995 AND 1994
                        --------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Inventories
    -----------

    Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

    Depreciation
    ------------

    Depreciation is provided for on the straight-line method over their estimated useful lives. The estimated lives used in determining depreciation are:

                   Furniture and fixtures                     5 years
                   Machinery and equipment                   10 years

    Amortization
    ------------

    Intangible assets are amortized on the straight-line method over the following periods:

                   Goodwill                                 480 months
                   Covenant not to compete                   60 months
                   Deferred loan costs                      180 months
                   Organization costs                        60 months

    Income Taxes
    ------------

    The deferred income taxes in the accompanying financial statements reflect the timing differences in reporting results of operations for income tax and financial accounting purposes. Deferred taxes are classified as current or noncurrent depending on the classification of the assets and liabilities which they relate.

2.  INVENTORIES

    Inventories consists of the following:

                                                      1995                      1994
                                                   ----------                ----------
          Work-in process (assemblies)             $ 190,190                 $ 190,205
          Raw materials                              263,440                   286,352
                                                   ----------                ----------
                               Totals              $ 453,630                 $ 476,557
                                                   ==========                ==========

                        BURLING INSTRUMENTS, INC.
                        -------------------------

                    NOTES TO THE FINANCIAL STATEMENTS
                    ---------------------------------
                        FEBRUARY 28, 1995 AND 1994
                        --------------------------


3.  EQUIPMENT, FURNITURE AND FIXTURES

    Equipment, furniture and fixtures consists of the following:

                                                      1995                      1994
                                                   ----------                ----------
          Building improvements                    $   4,988                 $      -
          Furniture and fixtures                     133,828                   133,828
          Machinery and equipment                    349,691                   339,691
                                                   ----------                ----------
                    Total                            488,507                   478,507
          Less: accumulated depreciation             427,863                   391,636
                                                   ----------                ----------
                    Net book value                 $  60,644                 $  86,871
                                                   ==========                ==========

4.  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                      1995                      1994
                                                   ----------                ----------
          Note payable with yearly payments of
          $100,000 secured by accounts receivable,
          inventories and equipment, interest rate
          is variable, currently @7.5%             $ 100,000                 $ 200,000

          Less: current maturities                   100,000                   100,000
                                                   ----------                ----------
             Net long-term debt                    $   None                  $ 100,000
                                                   ==========                ==========

Aggregate maturities of long-term debt are as follows:

                                                      1994
                                                   ----------
          1996                                     $      -
          1995                                       100,000
                                                   ----------
              Total                                $ 100,000
                                                   ==========

                            BURLING INSTRUMENTS, INC.
                            -------------------------

                        NOTES TO THE FINANCIAL STATEMENTS
                        ---------------------------------
                           FEBRUARY 28, 1995 AND 1994
                           --------------------------



5.  COMMITMENTS

    The Company has a discretionary profit-sharing plan covering substantially all employees. The Company's contribution to the plan is determined annually by the Board of Directors. No contribution will be made for the years ended February 28, 1995 or 1994.

    The Company conducts its operations in a leased facility. The Company exercised the option to extend the lease for an additional five year period expiring February 28, 1996.

    The approximate minimum annual rental payments under the above lease are as follows:

                      1995-96                   $  73,080
                                                =========


    Rent expense for the years ended February 28, 1995 and 1994 was $75,201 and $73,080 respectively.

    The Company maintains 3 automobiles on lease. The lease commitments are as follows:

                                                      1995                      1994
                                                   ----------                ----------
                      1994-95                      $        -                $    8,242
                      1995-96                          10,775                     7,459
                      1996-97                          10,775                     7,459
                      1997-98                           8,824                     1,549
                      1998-99                           2,625                         -
                                                   ----------                ----------

                           Total                   $   32,999                $   24,709
                                                   ==========                ==========

6.  INCOME TAXES

    The components of income tax expense are:

                                                      1995                      1994
                                                   ----------                ----------
          Current portion                          $   37,949                $   10,241
          Deferred taxes (Note 1)                         554                       343
                                                   ----------                ----------
           Total income tax expense                $   38,503                $   10,584
                                                   ==========                ==========

                              AUDITOR'S REPORT
                        ON SUPPLEMENTARY INFORMATION





Our examination of the basic financial statements was made primarily to form an opinion on such financial statements taken as a whole. The supplementary information contained in the following pages is presented for the purpose of additional analysis and, although not required for a fair presentation of financial position, results of operations, and cash flows, was subjected to the adult procedures applied in the examinations of the basic financial statements. In our opinion, the supplementary information is fairly presented in all material respects in relation to the basic financial statements taken as a whole.



                                           /s/ Noke and Heard

                                           NOKE AND HEARD

                                           BURLING INSTRUMENTS, INC.                               SCHEDULE 1
                                           -------------------------                               ----------

                                        SCHEDULES OF COST OF GOODS SOLD
                                        -------------------------------
                                FOR THE YEARS ENDED FEBRUARY 28, 1995 AND 1994
                                ----------------------------------------------


                                                               1994-95                               1993-94
                                                       -----------------------               -----------------------
                                                                        % OF                                  % OF
                                                         AMOUNT         SALES                  AMOUNT         SALES
                                                       ----------       -----                ----------       -----
Inventories - beginning of year                        $  476,557         28                 $  471,620         28

Purchases - net                                           339,566         20                    392,663         24
Direct labor                                              348,209         20                    361,757         22
                                                       ----------       ----                 ----------       ----

          Subtotal                                      1,164,332         68                  1,226,040         74

Depreciation                                               34,388          2                     33,888          2
Factory materials and supplies                             15,063          1                     14,410          1
Cleaning service                                            4,130          0                      5,150          0
Insurance - general                                        13,590          1                     13,238          1
Insurance - group                                          46,809          3                     55,152          3
Payroll taxes                                              32,330          2                     31,077          2
Real estate taxes                                          15,411          1                     14,775          1
Rent                                                       54,800          3                     54,814          3
Repairs and maintenance                                     9,342          0                      5,765          0
Shipping supplies                                           8,535          0                      4,430          0
Utilities                                                  17,299          1                     17,910          1
                                                       ----------       ----                 ----------       ----


Goods available for sale                                1,416,029         82                  1,476,649         89
- ------------------------

  Less:  Inventories - end of
                         year                             453,630         26                    476,557         29
                                                       ----------       ----                 ----------       ----


Cost of goods sold                                     $  962,399         56                 $1,000,092         60
- ------------------                                     ==========       ====                 ==========       ====

                                           BURLING INSTRUMENTS, INC.                               SCHEDULE 1
                                           -------------------------                               ----------

                                     SCHEDULES OF ADMINISTRATIVE EXPENSES
                                     ------------------------------------
                                FOR THE YEARS ENDED FEBRUARY 28, 1995 AND 1994
                                ----------------------------------------------


                                                               1994-95                               1993-94
                                                       -----------------------               -----------------------
                                                                        % OF                                  % OF
                                                         AMOUNT         SALES                  AMOUNT         SALES
                                                       ----------       -----                ----------       -----
Salaries and wages
  Executive                                            $  158,607          9                 $  150,189          9
  Other                                                    58,411          4                     57,511          4
                                                       ----------       ----                 ----------       ----
                                                          217,018         13                    207,700         13

Agency approval                                            12,721          1                      2,668          0
Amortization                                                3,251          0                      3,251          0
Automobile                                                 11,563          1                     11,582          1
Bad debts                                                   1,200          0                      3,130          0
Charitable contributions                                       94          0                        369          0
Cleaning service                                            1,340          0                      1,718          0
Computer service                                            2,717          0                      2,054          0
Depreciation                                                1,506          0                      2,094          0
Director's fees                                             2,951          0                      4,202          0
Dues and subscriptions                                      1,068          0                        910          0
Employee's group insurance                                 17,191          1                     21,789          1
Employment services                                            -           -                        200          0
General insurance                                           7,940          1                      8,866          1
Miscellaneous                                               4,084          0                      3,624          0
Miscellaneous taxes                                           632          0                        165          0
Office supplies                                             5,102          0                      6,800          1
Payroll taxes                                              20,038          1                     18,745          1
Postage                                                     5,027          0                      4,581          0
Professional fees                                           6,364          0                      6,693          0
Real estate taxes                                           4,791          0                      4,925          0
Rent                                                       20,401          1                     18,266          1
Repairs and maintenance                                     2,734          0                      1,113          0
Research and development                                      532          0                         43          0
Service contracts                                           1,882          0                      1,405          0
Telephone                                                  10,530          1                      9,307          1
Temporary help                                                725          0                         -           0
Utilities                                                   5,747          1                      6,381          0
                                                       ----------       ----                 ----------       ----


                         Total                         $  369,149         21                 $  352,581         21
                         -----                         ==========       ====                 ==========       ====

                           BURLING INSTRUMENTS, INC.
- --------------------------------------------------------------------------------
                                 BALANCE SHEET
                               NOVEMBER 30, 1995
                                  (UNAUDITED)

                                     ASSETS
CURRENT ASSETS
  Cash                                                          $  44,514
  Accounts receivable                                             223,036
  Inventory                                                       520,988
  Prepaid expenses                                                 27,260
                                                            -------------
      TOTAL CURRENT ASSETS                                        815,798
                                                            -------------

EQUIPMENT AND IMPROVEMENTS
  Building improvements                                             4,988
  Machinery and equipment                                         349,691
  Furniture and fixtures                                          134,966
                                                            -------------
                                                                  489,645
  Less: Accumulated depreciation and amortization                 455,904
                                                            -------------
      TOTAL EQUIPMENT AND IMPROVEMENTS                             33,741
                                                            -------------

OTHER ASSETS                                                       21,955
                                                            -------------

                                                                $ 871,494
                                                            =============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Note payable - bank                                           $ 100,000
  Accounts payable                                                 61,246
  Accrued expenses                                                 46,430
  Commissions payable                                              19,098
  Income tax payable                                               25,425
  Deferred income tax liability                                    20,950
                                                            -------------
      TOTAL CURRENT LIABILITIES                                   273,149
                                                            -------------

STOCKHOLDERS' EQUITY
  Capital stock:
    Authorized 1,000 shares of no par value;
      issued and outstanding 1,000 shares                           1,075
  Additional paid-in capital                                      373,925
  Retained earnings                                               223,345
                                                            -------------
      TOTAL STOCKHOLDERS' EQUITY                                  598,345
                                                            -------------

                                                                $ 871,494
                                                            =============

- --------------------------------------------------------------------------------

                                   BURLING INSTRUMENTS, INC.
- -----------------------------------------------------------------------------------------------
                           STATEMENTS OF INCOME AND RETAINED EARNINGS
                                          (UNAUDITED)
                                (ROUNDED TO THE NEAREST HUNDRED)


                                      STATEMENT OF INCOME


                                          FOR THE THREE MONTHS          FOR THE NINE MONTHS
                                           ENDED NOVEMBER 30,            ENDED NOVEMBER 30,
                                    ------------------------------------------------------------
                                             1994          1995            1994            1995
                                    ------------------------------------------------------------
Net Sales                               $ 427,300     $ 444,400     $ 1,309,900     $ 1,313,400

Cost Of Goods Sold                        228,800       253,500         690,900         740,000
- ------------------------------------------------------------------------------------------------

Gross Profit                              198,500       190,900         619,000         573,400
- ------------------------------------------------------------------------------------------------

Administrative Expenses                    88,100        85,000         270,600         261,700
Selling Expenses                           70,700        73,200         215,500         229,100
- ------------------------------------------------------------------------------------------------
                                          158,800       158,200         486,100         490,800
- ------------------------------------------------------------------------------------------------

Operating Income                           39,700        32,700         132,900          82,600

Other Income (Expense)                     (3,500)       (2,500)        (11,400)         (7,700)
- ------------------------------------------------------------------------------------------------

Income Before Provision For Income
  Taxes                                    36,200        30,200         121,500          74,900

Provision For Income Taxes                  8,000         6,600          50,000          31,000
- ------------------------------------------------------------------------------------------------

Net Income                              $  28,200     $  23,600     $    71,500     $    43,900
================================================================================================


                                STATEMENT OF RETAINED EARNINGS
Balance - Beginning Of Period           $ 169,693     $ 199,745     $   126,393     $   179,445

Net Income                                 28,200        23,600          71,500          43,900
- ------------------------------------------------------------------------------------------------

Balance - End Of Period                 $ 197,893     $ 223,345     $   197,893     $   223,345
================================================================================================


- --------------------------------------------------------------------------------

                                       BURLING INSTRUMENTS, INC.
- --------------------------------------------------------------------------------------------------------

                                        STATEMENT OF CASH FLOWS




                                                      FOR THE THREE MONTHS        FOR THE NINE MONTHS
                                                       ENDED NOVEMBER 30,          ENDED NOVEMBER 30,
                                                --------------------------------------------------------
                                                         1994          1995          1994          1995
                                                --------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                        $  28,200     $  23,600     $  71,500     $  43,900
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                    10,164        10,163        30,480        30,487
      Change in assets and liabilities:
        (Increase) decrease in accounts
          receivable                                    6,386         8,859       (57,523)      (17,560)
        Increase in inventories                       (21,065)         (252)      (19,681)      (67,358)
        (Increase) decrease in prepaid
          expenses                                      2,303       (24,704)       20,813       (20,367)
        Increase in security deposit                       --            --          (246)           --
        Increase (decrease) in accounts
          payable and accrued expenses                (16,242)      (10,862)        7,344        45,687
        Increase in deferred tax liability                 --           554            --            --
- --------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES                                            9,746         7,358        52,687        14,789

CASH FLOWS USED IN INVESTING ACTIVITIES
  Payments for equipment                                   --            --            --        (1,135)

CASH FLOWS USED IN FINANCING ACTIVITIES
  Net amounts paid on note payable - bank             (30,000)      (10,000)      (70,000)           --
- --------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                       (20,254)       (2,642)      (17,313)       13,654

CASH - BEGINNING OF PERIOD                             60,783        47,156        57,842        30,860
- --------------------------------------------------------------------------------------------------------

CASH - END OF PERIOD                                $  40,529     $  44,514     $  40,529     $  44,514
========================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
    Interest paid                                   $   3,500     $   2,800     $  11,600     $   8,200
- --------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                           BURLING INSTRUMENTS, INC.
- --------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
                           NOVEMBER 30, 1994 AND 1995



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

    DEPRECIATION

    Depreciation is provided for on the straight-line method over their estimated useful lives. The estimated lives used in determining depreciation are:

          Furniture and fixtures             5 years
          Machinery and equipment           10 years

    AMORTIZATION

    Intangible assets are amortized on the straight-line method over the following periods:

          Goodwill                        480 months
          Covenant not to compete          60 months
          Deferred loan costs             180 months
          Organization costs               60 months

    INCOME TAXES

    The deferred income taxes in the accompanying financial statements reflect the timing differences in reporting results of operations for income tax and financial accounting purposes. Deferred taxes are classified as current or noncurrent depending on the classification of the assets and liabilities which they relate.

2.  NOTE PAYABLE - BANK

    The note payable - bank at December 31, 1995 consists of the following:

    Note payable - bank, secured by accounts receivable, inventories and equipment, interest payable monthly at 1.5% over the prime rate, due February 29, 1996. $100,000 was outstanding at November 30, 1995.



- --------------------------------------------------------------------------------

BURLING INSTRUMENTS, INC.
- --------------------------------------------------------------------------------
Notes To Financial Statements (Continued)

3.  COMMITMENTS

    The Company has a discretionary profit sharing plan covering substantially all employees. The Company's contribution to the plan is determined annually by the Board of Directors.

    The Company conducts its operations in a leased facility. The Company exercised the option to extend the lease for an additional five-year period expiring February 28, 1996.

    The approximate minimum annual rental payments remaining under the above lease are as follows:

                     YEAR                     AMOUNT
                     -------------------------------
                     1995-96                 $18,270
                     ===============================

    Rent expense for the nine months ended November 30, 1994 and 1995 was $56,151 and $57,231, respectively.

    Rent expense for the three months ended November 30, 1994 and 1995 was $18,717 and $19,077, respectively.

4.  INCOME TAXES

    The provision for income taxes consists of:

                                                 FOR THE THREE               FOR THE NINE
                                                 MONTHS ENDED                MONTHS ENDED
                                                 NOVEMBER 30,                NOVEMBER 30,
                                            ----------------------      ---------------------
                                                 1994       1995            1994        1995
                                            -------------------------------------------------
             Current portion                  $ 8,000    $ 6,046        $ 50,000    $ 31,000
             Deferred taxes (Note 1)               --        554              --          --
             --------------------------------------------------------------------------------
                                              $ 8,000    $ 6,600        $ 50,000    $ 31,000
             ================================================================================






- --------------------------------------------------------------------------------

                       VOTING AND SOLICITATION OF PROXIES

Stockholders represented by properly executed proxies received by the Company prior to or at the Meeting and not duly revoked will be voted in accordance with the instructions thereon. If proxies will be voted in instructions are indicated thereon, such proxies will be voted in favor of Items 1 through 5 inclusive. Execution of a proxy will not prevent a stockholder from attending the Meeting and revoking his proxy by voting in person (although attendance at the Meeting will not in itself revoke a proxy). Any stockholder giving a proxy may revoke it at any time before it is voted by giving to the Company's Secretary/Treasurer written notice bearing a later date than the proxy, by delivery of a later dated proxy, or by voting in person at the Meeting. Any written notice revoking a proxy should be sent to Applied Cellular Technology, Inc., Highway 160 & CC, Suite 3, Nixa, Missouri 65714.

The Company's Board of Directors does not know of any other matters which will be presented for consideration at the Meeting. However, if any other matters which will be presented for consideration at the Meeting. However, if any other matters are properly presented for action at the Meeting, it is the intention of the person(s) named in the accompanying Form of Proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

All costs relating to the solicitation of proxies made hereby will be borne by the Company. Proxies may be solicited by officers and directors of the Company personally, by mail or by telephone or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names of those of their nominees for their reasonable expenses in forwarding soliciting material to their principals.

It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to sign and date the accompanying Form of Proxy and mail it in a timely fashion so that their vote can be recorded.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors has approved a resolution retaining Rubin, Brown, Gornstein & Co. as the independent certified public accountants of the
Company for the fiscal year ending December 31, 1996.   This firm has acted
as such accountants for the Company and its predecessor companies for many years.

In additional to its principal service of examining the financial statement of the Company, Rubin, Brown, Gornstein & Co. provided certain non-audit services for the Company during the preceding fiscal year and such services
were approved management.   In approving the services, management determined
that the nature of the services and the estimated fees to be charged would have no adverse effect on the independence of the accountants.

Representatives of Rubin, Brown, Gornstein & Co. are expected to be present at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

                             ADDITIONAL INFORMATION

The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1995, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.


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                                 OTHER MATTERS

The Company is not aware of any other business to be presented at the Annual
Meeting.    If matters other than those described herein should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

                             SHAREHOLDER PROPOSALS

Proposals by Shareholders intended to be presented at the 1997 Annual Meeting must be received by the Company no later than November 15, 1996.







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